Exhibit 2.0

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                         AGREEMENT AND PLAN OF MERGER

                                    among:



                             NETIVATION.COM, INC.,
                            a Delaware corporation;

                         NETIVATION.COM MERGER CORP.,
                            a Delaware corporation;

                              NET.CAPITOL, INC.,
                            a Delaware corporation;


                                      and



              the Representing Stockholders of Net.Capitol, Inc.,
                          listed on Exhibit A hereto




                         Dated as of November 17, 1999

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

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
SECTION 1 - DESCRIPTION OF TRANSACTION                                                1
     1.1     Merger of Merger Sub into Net.Capitol                                    1
     1.2     Effect of the Merger                                                     1
     1.3     Closing; Effective Time                                                  1
     1.4     Certificate of Incorporation, Bylaws and Directors and Officers          2
     1.5     Conversion of Net.Capitol Stock                                          2
     1.6     Additional Consideration                                                 3
     1.7     Closing of Net.Capitol's Transfer Books                                  3
     1.8     Exchange of Certificates, Options and Warrants                           3
     1.9     Dissenting Shares                                                        5
     1.10    Tax Consequences                                                         5
     1.11    Accounting Treatment                                                     5
     1.12    Further Action                                                           5

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF
     NET.CAPITOL AND THE REPRESENTING STOCKHOLDERS                                    6
     2.1     Organization, Good Standing and Qualification                            6
     2.2     Subsidiaries                                                             6
     2.3     Capitalization; Voting Rights                                            6
     2.4     Authorization; Binding Obligations                                       6
     2.5     Financial Statements                                                     7
     2.6     Liabilities                                                              7
     2.7     Agreements; Action                                                       7
     2.8     Obligations to Related Parties                                           8
     2.9     Absence of Changes                                                       8
     2.10    Title to Properties and Assets; Liens, Etc.                              9
     2.11    Patents and Trademarks                                                  10
     2.12    Compliance with Other Instruments                                       10
     2.13    Litigation                                                              11
     2.14    Tax Returns and Payments                                                11
     2.15    Employees                                                               12
     2.16    Employment Agreements                                                   12
     2.17    Registration Rights                                                     12
     2.18    Compliance with Legal Requirements; Consents                            13
     2.19    Full Disclosure                                                         13
     2.20    Year 2000 Compliance                                                    14
     2.21    Representing Stockholders                                               14

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF
     NETIVATION                                                                      15
     3.1     Organization, Good Standing and Qualification                           15
     3.2     Subsidiaries                                                            15
     3.3     Capitalization; Voting Rights                                           15


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
     3.4     Authorization; Binding Obligations                                      16
     3.5     Full Disclosure                                                         16

SECTION 4 - CERTAIN COVENANTS OF NET.CAPITOL
     AND THE REPRESENTING STOCKHOLDERS                                               16
     4.1     Access and Investigation                                                16
     4.2     Operation of Business                                                   17
     4.3     Notification; Updates to Schedule of Exceptions; Opportunity to Cure    19
     4.4     No Negotiation                                                          20
     4.5     Purchaser Representative                                                21

SECTION 5 - ADDITIONAL COVENANTS OF THE PARTIES                                      21
     5.1     Notification; Opportunity to Cure.                                      21
     5.2     Filings and Consents                                                    22
     5.3     Disclosure Document                                                     22
     5.4     Consents in Lieu of a Special Meeting                                   22
     5.5     Public Announcements                                                    23
     5.6     Best Efforts                                                            23
     5.7     Tax Matters                                                             23
     5.8     Committee Appointment                                                   23
     5.9     Capital Infusion                                                        23

SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS
     OF NETIVATION AND MERGER SUB                                                    24
     6.1     Accuracy of Representations                                             24
     6.2     Performance of Covenants                                                24
     6.3     Stockholder Approval                                                    24
     6.4     Consents                                                                24
     6.5     No Material Adverse Change                                              24
     6.6     Agreements and Documents                                                24
     6.7     Fairness Hearing                                                        25
     6.8     Lock-Up Agreements                                                      25
     6.9     No Restraints                                                           25
     6.10    No Proceedings                                                          25
     6.11    Securities Law Compliance                                               26
     6.12    Dissenters Rights                                                       26
     6.13    Unaccredited Investors                                                  26
     6.14    Proceedings and Documents                                               26
     6.15    Corporate Approvals                                                     26
     6.16    Board Approval                                                          26

SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS
     OF NET.CAPITOL AND THE REPRESENTING STOCKHOLDERS                                26
     7.1     Accuracy of Representations                                             26
     7.2     Performance of Covenants                                                26
     7.3     Consents                                                                26


     7.4     Agreements and Documents                                                27
     7.5     No Restraints                                                           27
     7.6     No Proceedings                                                          27
     7.7     Corporate Approvals                                                     27
     7.8     Fairness Hearing                                                        27

SECTION 8 - TERMINATION                                                              28
     8.1     Termination Events                                                      28
     8.2     Termination Procedures                                                  28
     8.3     Effect of Termination                                                   29

SECTION 9 - INDEMNIFICATION, ETC.                                                    29
     9.1     Survival of Representations, Warranties and Covenants                   29
     9.2     Indemnification by the Representing Stockholders                        29
     9.3     Contribution                                                            30
     9.4     Ceiling; Limitation on Additional Damages                               30
     9.5     Defense of Third Party Claims                                           30
     9.6     Indemnity Reserve                                                       31
     9.7     Exercise of Remedies by Netivation Indemnitees Other Than Netivation    31

SECTION 10 - MISCELLANEOUS PROVISIONS                                                31
     10.1    Representing Stockholders' Agent                                        31
     10.2    Further Assurances                                                      32
     10.3    Fees and Expenses                                                       32
     10.4    Attorneys' Fees                                                         33
     10.5    Notices                                                                 33
     10.6    Headings                                                                34
     10.7    Counterparts                                                            34
     10.8    Governing Law                                                           34
     10.9    Successors and Assigns                                                  34
     10.10   Remedies Cumulative; Specific Performance                               35
     10.11   Waiver                                                                  35
     10.12   Amendments                                                              35
     10.13   Time of the Essence                                                     35
     10.14   Severability                                                            35
     10.15   Parties in Interest                                                     35
     10.16   Entire Agreement                                                        35
     10.17   Construction                                                            36


                                   EXHIBITS

Exhibit A        -        Stockholders, Optionholders and Warrantholders
Exhibit B        -        Certain Definitions
Exhibit C        -        Director and Officer of Surviving Corporation
Exhibit D        -        Allocation of Merger Consideration Pursuant to
                          Section 1.5 and Section 1.6
Exhibit E        -        Form of Subscription Agreement
Exhibit F        -        Form of Employment and Noncompetition Agreement
Exhibit G        -        Form of Escrow Agreement
Exhibit H        -        Form of Release of Claims
Exhibit I1       -        Form of Lock-Up Agreement for Preferred Stockholders,
                          Non-Former Employee, and Non-Current Employee
                          Common Stockholders
Exhibit I2       -        Form of Lock-Up Agreement for Current Employee and
                          Former Employee Common Stockholders

                              AGREEMENT AND PLAN
                                   OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 17, 1999, by and among: NETIVATION.COM, INC., a Delaware corporation ("Netivation"), NETIVATION.COM MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of Netivation ("Merger Sub"), NET.CAPITOL, INC., a Delaware corporation ("Net.Capitol"), and certain stockholders of Net.Capitol set forth on Exhibit A hereto (the "Representing Stockholders"). Certain capitalized terms used in this Agreement are defined in Exhibit B.

                                   RECITALS

          A. The parties intend to effect a merger of Merger Sub into Net.Capitol in accordance with this Agreement and the Delaware General Corporation Law ("Delaware Law") (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and Net.Capitol will become a wholly-owned subsidiary of Netivation.

          B. The stockholders, optionholders, and warrantholders of Net.Capitol (the "Selling Stockholders") own an aggregate of (a) 7,274,223 shares of capital stock of Net.Capitol and (b) options and warrants to purchase 495,724 shares of capital stock of Net.Capitol (collectively, the "Net.Capitol Stock"), constituting 100% of the Net.Capitol capital stock on a fully-diluted basis.

                                   AGREEMENT

                The parties to this Agreement agree as follows:

          SECTION 1 - DESCRIPTION OF TRANSACTION

          1.1  Merger of Merger Sub into Net.Capitol   .  Upon the terms and
subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Net.Capitol, and the separate existence of Merger Sub shall cease. Net.Capitol will continue as the surviving corporation in the Merger (the "Surviving Corporation").

          1.2  Effect of the Merger   .  The Merger shall have the effects set
forth in this Agreement and in the applicable provisions of Delaware Law.

          1.3 Closing; Effective Time . The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Moffatt, Thomas, Barrett, Rock & Fields, Chartered, 101 S. Capitol Boulevard, 10th Floor, Boise, Idaho 83702 as soon as practical following the completion of the Fairness Hearing described herein or at such other time and place

AGREEMENT AND PLAN OF MERGER - 1
as the parties may agree (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger (the "Certificate of Merger"), conforming to the requirements of Delaware Law, shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

     1.4  Certificate of Incorporation, Bylaws and Directors and Officers.

          (a) The certificate of incorporation of Net.Capitol, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that Article Fourth of the Certificate of Incorporation shall be amended to read as follows: "The corporation shall have authority to issue One Thousand (1,000) shares of Common Stock, and each such share shall have a par value of one cent ($.01)."

          (b) The bylaws of Net.Capitol, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

          (c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.

     1.5 Conversion of Net.Capitol Stock. Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Netivation, Merger Sub, Net.Capitol or any stockholder of
Net.Capitol: (i) each share of Common Stock of Net.Capitol issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2123566 shares of Common Stock of Netivation (the "Netivation Stock"), (ii) each share of Series A Preferred Stock of Net.Capitol issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2123566 shares of Netivation Stock, (iii) each share of Series B Preferred Stock of Net.Capitol issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2123566 shares of Netivation Stock, (iv) each share of Series C Preferred Stock of Net.Capitol issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2123566 shares of Netivation Stock and
(v) each option or warrant to purchase a share of Common Stock of Net.Capitol outstanding immediately prior to the Effective Time shall be converted into a fully-vested option or warrant, as the case may be, to purchase 0.2123566 shares of Netivation Stock as provided above (together the "Merger Consideration"). The exercise price of the options and warrants to purchase Netivation Stock shall be economically

AGREEMENT AND PLAN OF MERGER - 2
equivalent to the exercise price of the options and warrants to purchase Common Stock of Net.Capitol exchanged therefor. For example, if a Net.Capitol Common Stock option is exercisable for $1 per share, then the Netivation Stock option exchanged therefor shall be exercisable for $4.70906 per share after giving effect to the 4.70906:1 conversion ratio. All outstanding shares of Net.Capitol capital stock, and other rights to acquire Net.Capitol capital stock shall be exchanged for One Million Six Hundred Fifty Thousand (1,650,000) shares (or options or warrants to purchase shares, as the case may be) of Netivation Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation. The Merger Consideration to be received by the Selling Stockholders is set forth on Exhibit D. If, between the date of this Agreement and the Closing Date, the shares of capital stock of Net.Capitol or the Netivation Stock is changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, reverse split, combination or similar transaction, the Merger Consideration shall be appropriately adjusted.

          1.6 Additional Consideration. At Closing, Netivation shall repay in full the outstanding loans in the aggregate principal amount of Seventy-six Thousand Five Hundred Ninety-two and 25/100 Dollars ($76,592.25) owed by Net.Capitol to Oron Strauss and Brad Feld. At Closing, Netivation shall also deliver the aggregate sum of Four Hundred Ten Thousand Two Hundred Twenty Dollars ($410,220) in readily available funds (the "Additional Merger Consideration") to the holders of Net.Capitol Preferred Stock on the basis of each such holder's capital investment in such Preferred Stock as provided on Exhibit D.

          1.7 Closing of Net.Capitol's Transfer Books. At the Effective Time, holders of certificates representing Net.Capitol Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Net.Capitol, and the stock transfer books of Net.Capitol shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time, except with respect to the Selling Stockholders' right of first refusal regarding 15,000 shares of Net.Capitol Stock owned by Eric Loeb. Except as specified in the preceding sentence, no further transfer of any such capital stock of Net.Capitol shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such capital stock of Net.Capitol (a "Net.Capitol Stock Certificate") is presented to the Surviving Corporation or Netivation, such Net.Capitol Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

          1.8  Exchange of Certificates, Options and Warrants.

               (a) At or as soon as practicable after the Effective Time, Netivation will send to each holder of a Net.Capitol Stock Certificate a letter of transmittal and instructions for use in customary form and containing such provisions as may reasonably be required for use in effecting the surrender of such Net.Capitol Stock Certificate for payment therefor and conversion thereof. Upon

AGREEMENT AND PLAN OF MERGER - 3
surrender of a Net.Capitol Stock Certificate to Netivation for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Netivation, the holder of such Net.Capitol Stock Certificate shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Netivation Stock that such holder has the right to receive pursuant to the provisions of this Section 1 and the Net.Capitol Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Net.Capitol Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the Merger Consideration and, to the extent applicable, the Additional Merger Consideration as contemplated by this Section 1. If any Net.Capitol Stock Certificate shall have been lost, stolen or destroyed, Netivation may, in its discretion and as a condition precedent to the issuance of any certificates representing Netivation Stock, require the owner of such lost, stolen or destroyed Net.Capitol Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Netivation may reasonably direct) as indemnity. At or as soon as possible after the Effective Time, Netivation will exchange with each holder of an option or warrant to purchase shares of Net.Capitol capital stock an option or warrant to purchase Netivation Stock.

          (b) No dividends or other distributions declared or made with respect to Netivation Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Net.Capitol Stock Certificate with respect to the shares of Netivation Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Net.Capitol Stock Certificate in accordance with this Section
1.8 (at which time such holder shall be entitled to receive all such accrued dividends and distributions and such accrued cash payment).

          (c) No fractional shares of Netivation Stock shall be issued in connection with the Merger. In lieu of such fractional shares, any holder of capital stock of Net.Capitol who would otherwise be entitled to receive a fraction of a share of Netivation Stock shall, upon surrender of such holder's Net.Capitol Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of one share of Netivation Stock as reported on the Nasdaq National Market on the Closing Date.

          (d) Each certificate representing any of the shares of Netivation Stock to be issued in the Merger shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ISSUED PURSUANT TO
     SECTION 3(a)(10) OF THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE

AGREEMENT AND PLAN OF MERGER - 4

          OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS CERTAIN RESTRICTIONS ARE SATISFIED AND UNLESS THE SECURITIES ARE EITHER REGISTERED UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

          (e) Netivation and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of Net.Capitol pursuant to this Agreement such amounts as Netivation or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of Net.Capitol that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner provided in Section 262 of the Delaware Law ("Dissenting Shares") shall not be canceled and converted in accordance with Section 1.5 unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment under Section 262 of the Delaware Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's capital stock of Net.Capitol shall thereupon be deemed to have been canceled and converted as described in Section 1.5 at the Effective Time, and each such share shall represent solely the right to receive the Merger Consideration and, to the extent applicable, the Additional Merger Consideration described in Sections 1.5 and 1.6. Net.Capitol shall give prompt notice of any demands received by Net.Capitol for appraisal of its shares, and, prior to the Effective Time, Netivation shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Net.Capitol shall not, except with the prior written consent of Netivation, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Time, no stockholder of Net.Capitol who has demanded appraisal rights as provided in Section 262(d) of the Delaware Law shall be entitled to vote such holder's shares of Netivation Stock or capital stock of Net.Capitol for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to stockholders of record of Net.Capitol at a date which is prior to the Effective Time). Any stockholder who has effectively withdrawn said holder's claim for appraisal rights prior to the Effective Time shall be entitled to receive dividends or other

AGREEMENT AND PLAN OF MERGER - 5
distributions with respect to such holder's shares in the same manner as if such appraisal rights had not been demanded.

          1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          1.11 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "purchase."

          1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Netivation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Netivation with full right, title and possession of and to all rights and property of Net.Capitol, the officers and directors of the Surviving Corporation and Netivation shall be fully authorized (in the name of Net.Capitol and otherwise) to take such action.

                SECTION 2 - REPRESENTATIONS AND WARRANTIES OF
                NET.CAPITOL AND THE REPRESENTING STOCKHOLDERS

          Net.Capitol and each of the Representing Stockholders jointly and severally represent and warrant, to the Netivation Indemnitees, as follows:

          2.1 Organization, Good Standing and Qualification. Net.Capitol is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Net.Capitol has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transactional Agreements, to carry out the provisions of the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. Net.Capitol is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Net.Capitol or its business. Net.Capitol has made available to Netivation true, correct and complete copies of Net.Capitol's certificate of incorporation and bylaws, each as amended to date.

          2.2 Subsidiaries. Except as set forth in Schedule 2.2, Net.Capitol owns no equity securities of any other corporation, limited partnership or similar entity and Net.Capitol is not a participant in any joint venture, partnership or similar arrangement.

AGREEMENT AND PLAN OF MERGER - 6

          2.3 Capitalization; Voting Rights. The authorized capital stock of Net.Capitol consists of (a) 12,400,000 shares of Common Stock, of which 5,494,560 shares are issued and outstanding, and (b) 12,600,000 shares of Preferred Stock, of which 2,000,000 shares are designated Series A Preferred Stock, of which 600,000 shares are issued and outstanding, of which 2,000,000 shares are designated Series B Preferred Stock, of which 329,656 shares are issued and outstanding, and of which 3,000,000 shares are designated Series C Preferred Stock, of which 850,007 shares are issued and outstanding. Schedule
2.3 sets forth the names of (i) the stockholders of Net.Capitol and the number of shares of capital stock owned of record by each such stockholder and (ii) the names of all holders of rights to acquire shares of capital stock of Net.Capitol and the type of security, number of shares and purchase price applicable to such securities. The Selling Stockholders together own all of the outstanding shares of capital stock of Net.Capitol. All issued and outstanding shares of Net.Capitol's Common Stock and Preferred Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth in Schedule 2.3, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from Net.Capitol of any of its securities.

          2.4 Authorization; Binding Obligations. Net.Capitol has the power and corporate authority to enter into and to perform its obligations under the Transactional Agreements to which Net.Capitol is or may become a party. This Agreement constitutes the legal, valid and binding obligation of Net.Capitol, enforceable against Net.Capitol in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, and the relief of debtors; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, whether in a court of law or equity; and (iii) rules of law governing indemnity and contribution. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of Net.Capitol, enforceable against Net.Capitol in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, and the relief of debtors; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, whether in a court of law or equity; and (iii) rules of law governing indemnity and contribution.

          2.5  Financial Statements.  Net.Capitol has delivered to Netivation
(i) its audited balance sheet as at December 31, 1998 and audited statement of income (loss) and cash flows for the twelve months ending December 31, 1998 and
(ii) its unaudited balance sheet as at June 30, 1999 (the "Statement Date") and unaudited consolidated statement of income (loss) and cash flows for the six-month period ending on the Statement Date (collectively, the "Net.Capitol Financial Statements"). The Net.Capitol Financial Statements, together with the notes thereto, are complete and correct in all material respects, have been prepared

AGREEMENT AND PLAN OF MERGER - 7
in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of Net.Capitol for the periods covered thereby; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles.

          2.6 Liabilities. Except as set forth in Schedule 2.6, Net.Capitol has no material liabilities and, to the Knowledge of Net.Capitol, has no material contingent liabilities not otherwise disclosed in the Net.Capitol Financial Statements, except current liabilities incurred in the Ordinary Course of Business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse. All obligations of Net.Capitol, other than those incurred in the Ordinary Course of Business, to affiliates, officers, directors and stockholders of Net.Capitol are disclosed on the Net.Capitol Financial Statements.

          2.7  Agreements; Action.

               (a) Except as set forth in Schedule 2.7(a), there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Net.Capitol is a party or to its Knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, Net.Capitol in excess of $75,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from Net.Capitol (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting or affecting the development, manufacture or distribution of Net.Capitol's products or services or (iv) indemnification by Net.Capitol with respect to infringements of proprietary rights.

               (b) Except as set forth in Schedule 2.7(b), Net.Capitol has not
(i) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the Ordinary Course of Business or as disclosed in the Net.Capitol Financial Statements) individually in excess of $75,000 or, in excess of $75,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory and services in the Ordinary Course of Business.

               (c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Net.Capitol has reason to believe are affiliated therewith) shall be

AGREEMENT AND PLAN OF MERGER - 8
aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          2.8 Obligations to Related Parties. Except as disclosed in the Schedules or in the Financial Statements, there are no obligations of Net.Capitol to officers, directors, stockholders, or employees of Net.Capitol other than (a) for payment of salary and bonuses for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of Net.Capitol and (c) for other standard employee benefits made generally available to all employees. No such officer, director or stockholder, or any member of their immediate families is, directly or indirectly, interested in any material contract with Net.Capitol (other than such contracts as relate to any such person's ownership of capital stock or other securities of Net.Capitol). Net.Capitol is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

          2.9 Absence of Changes. Except as set forth in Schedule 2.9, since the Statement Date, there has not been:

               (a) Any change in the assets, liabilities, financial condition or operations of Net.Capitol from that reflected in the Net.Capitol Financial Statements, other than changes in the Ordinary Course of Business, none of which individually or in the aggregate has had or is expected to have a Material Adverse Effect on such assets, liabilities, financial condition or operations of Net.Capitol;

               (b) Any resignation or termination of any key officers of Net.Capitol; and Net.Capitol, to its Knowledge, does not know of the impending resignation or termination of employment of any such officer;

               (c) Any material change, except in the Ordinary Course of Business, in the contingent obligations of Net.Capitol by way of guaranty, endorsement, indemnity, warranty or otherwise;

               (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of Net.Capitol;

               (e) Any waiver by Net.Capitol of a valuable right or of a material debt owed to it;

               (f) Any direct or indirect loans made by Net.Capitol to any stockholder, employee, officer or director of Net.Capitol, other than advances made in the Ordinary Course of Business;

               (g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

AGREEMENT AND PLAN OF MERGER - 9

               (h) Any declaration or payment of any dividend or other distribution of the assets of Net.Capitol;

               (i) Any labor organization activity;

               (j) Any debt, obligation or liability incurred, assumed or guaranteed by Net.Capitol, except those for immaterial amounts and for current liabilities incurred in the Ordinary Course of Business;

               (k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

               (l) Any change in any material agreement to which Net.Capitol is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of Net.Capitol; or

               (m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of Net.Capitol. For purposes of this subsection (m), a material and adverse effect shall only be deemed to occur if its monetary impact exceeds, or with the passage of time, will exceed $75,000.

          2.10 Title to Properties and Assets; Liens, Etc. Net.Capitol has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes which have not yet become due and payable or which are being disputed in good faith by Net.Capitol, as disclosed in Schedule 2.10, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of Net.Capitol and (iii) those that have arisen from purchase money security interests in an amount not to exceed $50,000. Except for the necessity of normal upgrades and maintenance, all facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Net.Capitol are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Net.Capitol is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

          2.11 Patents and Trademarks. Except as specified in Schedule 2.11, to the Knowledge of Net.Capitol, Net.Capitol owns or possesses sufficient legal rights to all trademarks, service marks, trade names, copyrights, trade secrets, licenses, patents, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Net.Capitol bound by or a party to any options, licenses or agreements of any kind with respect

AGREEMENT AND PLAN OF MERGER - 10
to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. Net.Capitol has not received any written communications alleging that Net.Capitol has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. To Net.Capitol's Knowledge, none of Net.Capitol's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Net.Capitol's business by the employees of Net.Capitol. The conduct of Net.Capitol's business as proposed, will not, to the Knowledge of Net.Capitol, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. Net.Capitol does not believe it is, nor will it be, necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Net.Capitol, except for inventions, trade secrets or proprietary information that have been assigned to Net.Capitol.

          2.12 Compliance with Other Instruments. To the knowledge of Net.Capitol, Net.Capitol is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its Knowledge, any statute, rule or regulation applicable to Net.Capitol which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of Net.Capitol. The execution, delivery, and performance of and compliance with the Transactional Agreements will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Net.Capitol or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Net.Capitol, its business or operations or any of its assets or properties.

          2.13 Litigation. Except as set forth in Schedule 2.13, there is no action, suit, proceeding or investigation pending, or to the Knowledge of Net.Capitol, currently threatened against Net.Capitol that questions the validity of this Agreement or Transactional Agreements or the right of Net.Capitol to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of Net.Capitol, financially or otherwise, or any change in the current equity ownership of Net.Capitol, nor is Net.Capitol aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to Net.Capitol) involving the prior employment of any of

AGREEMENT AND PLAN OF MERGER - 11

Net.Capitol's employees, their use in connection with Net.Capitol's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Net.Capitol is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Net.Capitol currently pending or which Net.Capitol intends to initiate.

     2.14 Tax Returns and Payments.

          (a) Each tax required to have been paid, or claimed by any Governmental Body to be payable, by Net.Capitol (whether pursuant to any tax return or otherwise) has been duly paid in full and on a timely basis. Any tax required to have been withheld or collected by Net.Capitol, including with respect to employees, has been duly withheld and collected; and (to the extent required) each such tax has been paid to the appropriate Governmental Body.

          (b) Schedule 2.14(b) of the Disclosure Schedule accurately identifies all tax returns required to be filed by or on behalf of Net.Capitol with any Governmental Body with respect to any taxable period ending on or before the Closing Date ("Net.Capitol Returns"). All taxes required to be paid by Net.Capitol for the fiscal year 1998 have either been paid in full or shall not result in any liability to Net.Capitol. All Net.Capitol Returns (i) have been or will be filed when due and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable legal requirements. All amounts shown on the Net.Capitol Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. Net.Capitol has delivered to Netivation accurate and complete copies of all Net.Capitol Returns filed since inception.

          (c) There have been no examinations or audits of any Net.Capitol Return, and, to the Knowledge of Net.Capitol, no such examination or audit has been proposed or scheduled by any Governmental Body. Net.Capitol has delivered to Netivation accurate and complete copies of all audit reports and similar documents (to which Net.Capitol has access) relating to the Net.Capitol Returns.

          (d) No claim or Proceeding is pending or, to the Knowledge of Net.Capitol, has been threatened against Net.Capitol in respect of any tax. There are no unsatisfied Liabilities for taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Net.Capitol. There are no liens for taxes upon any of the assets of Net.Capitol, except liens for current taxes not yet due and payable. Net.Capitol has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

          (e) To the Knowledge of Net.Capitol, there is no agreement, plan, arrangement or other contract covering any employee or

AGREEMENT AND PLAN OF MERGER - 12
independent contractor or former employee or independent contractor of Net.Capitol that, individually or collectively, could give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Net.Capitol is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.

          2.15 Employees. Except as set forth in Schedule 2.15, Net.Capitol is not a party to or bound by any currently effective written (or to its Knowledge, oral) employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Knowledge of Net.Capitol, no employee of Net.Capitol, nor any consultant with whom Net.Capitol has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Net.Capitol because of the nature of the business to be conducted by Net.Capitol; and to the Knowledge of Net.Capitol the continued employment by Net.Capitol of its present employees, and the performance of Net.Capitol's contracts with its independent contractors, will not result in any such violation. Net.Capitol has not received any notice alleging that any such violation has occurred. Except as set forth in Schedule
2.15 or as contemplated herein, no employee of Net.Capitol has been granted the right to continued employment by Net.Capitol or to any material compensation following termination of employment with Net.Capitol. To the Knowledge of Net.Capitol, no officer or key employee, or any group of key employees, intends to terminate their employment with Net.Capitol, nor does Net.Capitol have a present intention to terminate the employment of any officer, key employee or group of key employees.

          2.16 Employment Agreements. Each current employee (including key management personnel), officer and consultant of Net.Capitol has executed an Employment Agreement, Confidentiality, Non-Competition, and Stock Option Agreement, or other agreement whereby the employee has agreed not to disclose proprietary information owned or developed by Net.Capitol. To the knowledge of Net.Capitol, no current employee, officer or consultant of Net.Capitol has excluded works or inventions made prior to his or her employment with Net.Capitol from his or her assignment of inventions pursuant to such employee, officer or consultant's particular agreement.

          2.17 Registration Rights. Net.Capitol is presently not under any obligation, and has not granted any rights, to register any of Net.Capitol's presently outstanding securities or any of its securities that may hereafter be issued.

          2.18 Compliance with Legal Requirements; Consents.

               (a) To the Knowledge of Net.Capitol, Net.Capitol is in full compliance with each legal requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets as currently being

AGREEMENT AND PLAN OF MERGER - 13
conducted, except where the failure to comply with each such legal requirement has not had and will not have a Material Adverse Effect on Net.Capitol.

          (b) Except for the automatic vesting provisions of various Net.Capitol stock options, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

              (i) contravene, conflict with or result in a violation of (A) any of the provisions of the Net.Capitol's certificate of incorporation or bylaws or (B) any resolution adopted by Net.Capitol's stockholders or Net.Capitol's board of directors;

              (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or any order to which Net.Capitol, or any of the assets owned or used by Net.Capitol, is subject;

              (iii) contravene, conflict with or result in a violation or Breach (resulting in a Material Adverse Effect) of, or result in a default under, any provision of any contract to which Net.Capitol is a party; or

              (iv) give any Person the right to (A) declare a default or exercise any remedy under any contract to which Net.Capitol is a party, (B) accelerate the maturity or performance of any contract to which Net.Capitol is a party or (C) cancel, terminate or modify any contract to which Net.Capitol is a party.

          (c) Net.Capitol will not be required to make any filing with or give any notice to, or to obtain any consent from, any Person other than the Selling Shareholders in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

     2.19 Full Disclosure. This Agreement does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information of or with respect to Net.Capitol and the Representing Stockholders contained and to be contained herein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. Net.Capitol has provided Netivation and Netivation's Representatives with full and complete access to all of Net.Capitol's records and other documents and data.

     2.20 Year 2000 Compliance. Net.Capitol has purchased computer hardware and software that has been represented by the manufacturers of such hardware and software to be Year 2000 compliant. Assuming all

AGREEMENT AND PLAN OF MERGER - 14
representations and warranties made to Net.Capitol by any manufacturer, vendor, supplier or installer of the hardware and software purchased by the Company are true and correct in all respects, all computer applications that are material to Net.Capitol's business and operations are reasonably expected to be Year 2000 compliant except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect. The foregoing representation is necessarily limited by those limitations and exclusions to any Year 2000 compliance statements made by the vendor, manufacturer or supplier of the hardware and software.

     2.21 Representing Stockholders.

          (a) Authorization; Binding Obligations. Each Representing Stockholder represents and warrants that (i) he, she or it has the absolute and unrestricted right, power and authority to enter into and to perform his, her or its obligations under each of the Transactional Agreements to which such Representing Stockholder is or may become a party; (ii) this Agreement constitutes his, her or its legal, valid and binding obligation, enforceable against such Representing Stockholder in accordance with its terms, subject to
(A) laws of general application relating to bankruptcy, insolvency, moratorium, and the relief of debtors; (B) rules of law governing specific performance, injunctive relief and other equitable remedies, whether in a court of law or equity; and (C) rules of law governing indemnity and contribution; and (iii) upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of such Representing Stockholder, enforceable against such Representing Stockholder in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency, moratorium, and the relief of debtors; (B) rules of law governing specific performance, injunctive relief and other equitable remedies, whether in a court of law or equity; and
(C) rules of law governing indemnity and contribution.

          (b) Consents. Each Representing Stockholder represents and warrants that he, she or it will not be required to make any filing with or give any notice to, or to obtain any consent from, any Person other than the Selling Stockholders in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

          (c) Accredited Investor. Except as set forth in Schedule 2.21(c), each Selling Stockholder represents and warrants that he, she or it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Net.Capitol has no more than 35 non-accredited investors.

AGREEMENT AND PLAN OF MERGER - 15

                SECTION 3 - REPRESENTATIONS AND WARRANTIES OF
                                  NETIVATION

          Netivation represents and warrants to Net.Capitol and the Representing Stockholders as follows:

          3.1  Organization, Good Standing and Qualification.

               (a) Netivation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Netivation has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Transactional Agreements, to issue and sell the Netivation Stock, to carry out the provisions of this Agreement and the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. Netivation is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Netivation or its business. Netivation has made available to Net.Capitol true, correct and complete copies of the Netivation's certificate of incorporation and bylaws, each as amended to date.

               (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transactional Agreements, to carry out the provisions of the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted.

          3.2 Subsidiaries. Except for Merger Sub, InterLink Internet Services, Inc., The Online Medical Bookstore, Inc., Raintree Communications Corporation, Politicallyblack.com, Inc., Public Disclosure, Inc., MEDMarket, Inc., and Netivation.com Merger Three Corp., all of which are wholly-owned subsidiaries of Netivation, and an approximately five percent (5%) equity interest in EB Online, Inc., Netivation owns no equity securities of any other corporation, limited partnership or similar entity. Netivation is not a participant in any joint venture, partnership or similar arrangement.

AGREEMENT AND PLAN OF MERGER - 16

          3.3  Capitalization; Voting Rights.

               (a) The authorized capital stock of Netivation, immediately prior to the Closing, consists of (a) 30,000,000 shares of Common Stock, of which 9,196,305 shares are issued and outstanding, and (b) 2,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. All issued and outstanding shares of Netivation's Common Stock and Preferred Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth in Schedule 3.3 and in the Registration Statement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from Netivation of any of its securities. The Netivation Stock has been duly authorized and, when issued in compliance with the provisions of this Agreement and its certificate of incorporation, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, other than liabilities imposed upon stockholders generally by the provisions of Delaware Law, and will not be subject to any other restrictions, except as set forth in or provided by this Agreement and as may be imposed by applicable law.

               (b) The authorized capital stock of Merger Sub consists of one hundred (100) shares of Common Stock, all of which have been issued to Netivation. All of the issued and outstanding shares of Common Stock of Merger Sub (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

          3.4 Authorization; Binding Obligations. Each of Netivation and Merger Sub has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transactional Agreements to which Netivation and Merger Sub, as the case may be, is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of Netivation and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of Netivation, enforceable against Netivation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.5 Full Disclosure. Netivation has delivered to Net.Capitol an accurate and complete copy of its Registration Statement on Form SB-2 No. 333-74569 filed with the Securities and Exchange Commission (the "SEC") on June 22,

AGREEMENT AND PLAN OF MERGER - 17

1999 (the "Registration Statement"), and all subsequent SEC filings. The Registration Statement (i) complies in all material respects with the applicable requirements of the Securities Act and (ii) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             SECTION 4 - CERTAIN COVENANTS OF NET.CAPITOL AND THE
                           REPRESENTING STOCKHOLDERS

     4.1 Access and Investigation . Net.Capitol and the Representing Stockholders shall ensure that, at all times during the Pre-Closing Period:

          (a) Net.Capitol and its Representatives provide Netivation and its Representatives with access, during normal business hours upon reasonable notice, to Net.Capitol's Representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Net.Capitol;

          (b) Net.Capitol and its Representatives provide Netivation and its Representatives with such copies of existing books, records, tax returns, work papers and other documents and information relating to Net.Capitol as Netivation may request in good faith; and

          (c) Net.Capitol and its Representatives compile and provide Netivation and its Representatives with such additional financial, operating and other data and information regarding Net.Capitol as Netivation may request in good faith. Without limiting the generality of the foregoing, during the Pre-Closing Period, Net.Capitol shall promptly provide Netivation with copies of:

              (i) all material operating and financial reports prepared by Net.Capitol for its senior management, including copies of the unaudited monthly balance sheets of Net.Capitol and the related unaudited monthly statements of operations, statements of stockholders' equity and statements of cash flows;

              (ii) any written materials or communications sent by or on behalf of Net.Capitol to its stockholders generally;

              (iii) any material notice, document or other communication sent by or on behalf of Net.Capitol to any party to any Net.Capitol contract or sent to Net.Capitol by any party to any Net.Capitol contract (other than any communication that relates solely to commercial transactions between Net.Capitol and the other party to any such Net.Capitol contract and that is of the type sent in the Ordinary Course of Business);

AGREEMENT AND PLAN OF MERGER - 18

              (iv) any written notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Transactions; and

              (v) any material written notice, report or other document received by Net.Capitol from any Governmental Body.

     4.2 Operation of Business. Net.Capitol and the Representing Stockholders shall use its or their reasonable best efforts to ensure that, during the Pre-Closing Period, unless prior written approval is provided by Netivation:

          (a) Net.Capitol conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

          (b) Net.Capitol uses its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Net.Capitol;

          (c) Net.Capitol keeps in full force all existing insurance policies;

          (d) Net.Capitol's officers confer regularly, upon request, with Netivation concerning operational matters and otherwise report regularly, upon request, to Netivation concerning the status of Net.Capitol's business, condition, assets, liabilities, operations, financial performance and prospects;

          (e) Net.Capitol immediately notifies Netivation of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

          (f) Net.Capitol not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (g) Net.Capitol does not sell or otherwise issue any shares of capital stock or any other securities;

          (h) Net.Capitol does not amend its certificate of incorporation or bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (i) Net.Capitol does not form any subsidiary or acquire any equity interest or other interest in any other entity;

AGREEMENT AND PLAN OF MERGER - 19

          (j) Net.Capitol does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that do not exceed $10,000;

          (k) Net.Capitol does not (i) lend money to any Person or (ii) incur, assume or otherwise become subject to any Liability, except for current liabilities incurred in the Ordinary Course of Business;

          (l) Net.Capitol does not establish or adopt any employee benefit plan, and does not pay or agree to pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except for regularly scheduled salary increases in the Ordinary Course of Business);

          (m) Net.Capitol does not change any of its methods of accounting or accounting practices in any respect;

          (n) Net.Capitol does not commence any Proceeding, except in the Ordinary Course of Business, except as set forth in Schedule 2.13;

          (o) Net.Capitol does not enter into any transaction or take any other action of the type referred to in Section 2.9;

          (p) Net.Capitol does not enter into any transaction or take any other action outside the Ordinary Course of Business;

          (q) Net.Capitol does not enter into any transaction or take any other action that is reasonably likely to cause or constitute a Breach (resulting in a Material Adverse Effect) of any representation or warranty made by Net.Capitol or the Representing Stockholders; and

          (r) Net.Capitol does not agree, commit or offer (in writing or otherwise), and does not attempt, to take any of the actions described in clauses "(f)" through "(q)" of this Section 4.2.

     4.3  Notification; Updates to Schedule of Exceptions; Opportunity to Cure.

          (a) During the Pre-Closing Period, Net.Capitol and/or the Representing Stockholders shall promptly notify Netivation in writing of:

              (i) the discovery by Net.Capitol or any of the Representing Stockholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement that caused or

AGREEMENT AND PLAN OF MERGER - 20
constitutes a Breach of any representation or warranty made by Net.Capitol or the Representing Stockholders in this Agreement;

              (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by Net.Capitol or the Representing Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

              (iii) any Breach of any covenant or obligation of Net.Capitol or the Representing Stockholders; and

              (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Schedule of Exceptions, or if any such event, condition, fact or circumstance would require such a change assuming the Schedule of Exceptions were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Net.Capitol shall promptly deliver to Netivation an update to the Schedule of Exceptions specifying such change. No such update shall be deemed to supplement or amend the Schedule of Exceptions for the purpose of (i) determining the accuracy of any of the representations and warranties made by Net.Capitol in this Agreement for purposes of Section 6.1, but shall be deemed to supplement or amend the Schedule of Exceptions for purposes of Section 9 or
(ii) determining whether any of the other conditions set forth in Section 6 have been satisfied.

          (c) Upon receipt of any notification pursuant to Section 4.3(a), Netivation shall send written notice to Net.Capitol and/or the Representing Stockholders of its decision to seek termination of this Agreement or pursue any other available remedy. Netivation shall provide Net.Capitol and/or the Representing Stockholders a reasonable opportunity to cure, but in no event less than ten (10) days.

          (d) During the Pre-Closing Period, Net.Capitol and/or the Representing Stockholders, as appropriate, shall promptly notify Netivation in writing of the awareness by Net.Capitol or its representatives or any of the Representing Stockholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement or thereafter that caused or constitutes or will cause or constitute a Breach of any representation or warranty made by Netivation in this Agreement.

AGREEMENT AND PLAN OF MERGER - 21

          (e) Upon receipt of any notification pursuant to Section 4.3(d), Netivation shall send written notice to Net.Capitol and/or the Representing Stockholders of its intent to cure the defect. Net.Capitol and the Representing Stockholders shall provide a reasonable opportunity to cure the defect, but in no event less than ten (10) days. Net.Capitol and the Representing Stockholders shall not have the right to sue for indemnity or contribution for any defect that Net.Capitol and/or the Representing Stockholders were aware of prior to or during the Pre-Closing Period for which no notification pursuant to Section 4.3(d) was given to Netivation.

     4.4 No Negotiation. Net.Capitol shall ensure that, during the Pre-Closing Period, neither Net.Capitol nor any of Net.Capitol's Representatives directly or indirectly:

          (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than Netivation) relating to any Acquisition Transaction;

          (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than Netivation) relating to any Acquisition Transaction; or

          (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than Netivation) relating to any Acquisition Transaction.

     4.5 Purchaser Representative. On or before the Closing Date, a person (the "Purchaser Representative") shall have been appointed, and agreed to act as, "purchaser representative," as that term is defined in Rule 501 under the Securities Act, to represent those Selling Stockholders set forth on Schedule 2.21(c) who are not "accredited investors" in connection with the Transactions.

                SECTION 5 - ADDITIONAL COVENANTS OF THE PARTIES

     5.1  Notification; Opportunity to Cure.

          (a) During the Pre-Closing Period, Netivation shall promptly notify Net.Capitol and/or the Representing Stockholders in writing of:

              (i) the discovery by Netivation of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement that caused or constitutes a Breach of any representation or warranty made by Netivation in this Agreement;

              (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or

AGREEMENT AND PLAN OF MERGER - 22
constitute a Breach of any representation or warranty made by Netivation in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

              (iii)  any Breach of any covenant or obligation of Netivation; and

              (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

          (b) Upon receipt of any notification pursuant to Section 5.1(a), Net.Capitol and/or the Representing Stockholders shall send written notice to Netivation of its/their decision to seek termination of this Agreement or pursue any other available remedy. Net.Capitol and/or the Representing Stockholders shall provide Netivation a reasonable opportunity to cure, but in no event less than ten (10) days.

          (c) During the Pre-Closing Period, Netivation shall promptly notify Net.Capitol and/or the Representing Stockholders, as appropriate, in writing of the awareness by Netivation or its representatives of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement or thereafter that caused or constitutes or will cause or constitute a Breach of any representation or warranty made by Net.Capitol and/or a Representing Stockholder in this Agreement.

          (d) Upon receipt of any notification pursuant to Section 5.1(c), Net.Capitol and/or the Representing Stockholders shall send written notice to Netivation of its/their intent to cure the defect. Netivation shall provide a reasonable opportunity to cure the defect, but in no event less than ten (10) days. Netivation shall not have the right to sue for indemnity or contribution for any defect that Netivation was aware of prior to or during the Pre-Closing Period for which no notification pursuant to Section 5.1(c) was given to Net.Capitol and/or the Representing Stockholders, as appropriate.

     5.2 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions and (ii) shall use all commercially reasonable efforts to obtain all consents (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Transactions. Each of the parties shall (upon request) promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by Net.Capitol or Netivation, as the case may be, during the Pre-Closing Period.

AGREEMENT AND PLAN OF MERGER - 23

          5.3 Disclosure Document. As soon as practicable following the date hereof, Netivation and Net.Capitol shall prepare and provide to the stockholders of Net.Capitol a disclosure document regarding the issuance of Netivation Stock (the "Disclosure Document"). Each party shall provide to the other such information as may reasonably be requested in connection with the preparation of the Disclosure Document. Each party shall promptly supplement, update and correct any information provided by it for use in the Disclosure Document if and to the extent that it is or shall have become incomplete, false or misleading. In any such event, Netivation and Net.Capitol shall take all steps necessary to cause the Disclosure Document as so supplemented, updated or corrected to be disseminated to the stockholders of Net.Capitol as and to the extent required by applicable United States federal securities laws.

          5.4 Consents in Lieu of a Special Meeting. Net.Capitol shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of Delaware Law, call and hold a special meeting of its stockholders, or solicit written consents in lieu of a special meeting from its stockholders, as promptly as practicable for the purpose of permitting them to consider and approve the Merger and this Agreement. Net.Capitol shall use its reasonable best efforts (i) to solicit from each of such stockholders a proxy or consent in lieu of a special meeting in favor of the approval of the Merger and this Agreement and (ii) to cause each of such stockholders to execute and deliver to Netivation a Subscription Agreement in a form acceptable to Netivation certifying, among other items, as to whether each of such stockholders is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

          5.5 Public Announcements. During the Pre-Closing Period, (i) neither Net.Capitol nor Netivation shall (and neither Net.Capitol nor Netivation shall permit any of its respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Transactions, without the other party's prior written consent, and (ii) each party will use reasonable efforts to consult with the other party prior to issuing any press release or making any public statement regarding the Merger; provided that Netivation shall be free to make any announcements which are required by applicable law, regulatory bodies, or stock exchange or stock association rules, so long as Netivation promptly upon learning of such requirement notifies Net.Capitol of such requirement and discusses with Net.Capitol in good faith the exact wording of any such announcement.

          5.6 Best Efforts. During the Pre-Closing Period, (i) Net.Capitol shall use reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (ii) Netivation and Merger Sub shall use their commercially reasonable efforts to cause the conditions set forth in
Section 7 to be satisfied on a timely basis and Netivation will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

AGREEMENT AND PLAN OF MERGER - 24

          5.7 Tax Matters. At or prior to the Closing, (a) Net.Capitol shall execute and deliver to Moffatt, Thomas, Barrett, Rock & Fields, Chtd. and to Netivation a tax representation letter, in a form reasonably acceptable to such parties, and (b) Netivation shall execute and deliver to Long Aldridge & Norman LLP and to Net.Capitol and the Selling Shareholders a tax representation letter, in a form reasonably acceptable to such parties. Netivation, Net.Capitol, and the Representing Stockholders will use all of their respective reasonable efforts to cause the transactions contemplated hereby to qualify as a reorganization under the provisions of Section 368(a) of the Code and will not take any action after the Merger is effected that could reasonably be expected to cause the Merger to lose its tax-free status. All parties hereto agree to file this Agreement with their respective federal income tax returns for the year in which the Merger closes and to comply with the reporting requirements of United States Treasury Regulations Section 1.368-3, if applicable.

          5.8 Committee Appointment. Upon Closing, Oron Strauss shall be appointed a member of Netivation's Management Executive Committee.

          5.9 Capital Infusion. Netivation shall provide the Surviving Corporation with One Hundred Fifty Thousand Dollars ($150,000) to be used at the sole discretion of the Surviving Corporation's President, to pay bonuses to any employees of the Surviving Corporation. Such funds shall be provided one-half ( 1/2) at Closing and one-half ( 1/2) on the first anniversary of Closing. All recipients of such bonuses must be current employees of the Surviving Corporation at the time such bonuses are paid.

              SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS OF
                           NETIVATION AND MERGER SUB


          The obligations of Netivation and Merger Sub to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Netivation, in whole or in part, in accordance with Section 10.11):

          6.1 Accuracy of Representations. Each of the representations and warranties made by Net.Capitol and the Representing Stockholders in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

          6.2 Performance of Covenants. Each covenant and obligation that Net.Capitol or any of the Representing Stockholders is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

AGREEMENT AND PLAN OF MERGER - 25

          6.3 Stockholder Approval. The principal terms of the Merger shall have been duly approved by the stockholders of Net.Capitol in accordance with the provisions of Delaware Law and applicable agreements.

          6.4 Consents. All consents required to be obtained by Net.Capitol in connection with the Transactions (including the consents identified in Section 2.18) shall have been obtained and shall be in full force and effect.

          6.5 No Material Adverse Change. Except for adverse changes that result from general economic conditions, there shall have been no material adverse change in Net.Capitol's business, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement.

          6.6 Agreements and Documents. Netivation shall have received the following agreements and documents, each of which shall be in full force and effect:

               (a) the Escrow Agreement, substantially in the form of Exhibit G;

               (b) Employment and Noncompetition Agreements, substantially in the forms of Exhibits F1, F2 and F3, executed by each of Nick Macri, Mark Tobias and Oron Strauss;

               (c) a Tax Representation Letter executed by Net.Capitol;

               (d) written resignations of all officers and directors from their position as officer or director of Net.Capitol, effective as of the Closing Date;

               (e) a certificate executed by each of the Representing Stockholders containing the representation and warranty of each such Representing Stockholder that (i) each of the representations and warranties made by Net.Capitol and the Representing Stockholders in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) the conditions set forth in this Section 6 have been duly satisfied (the Representing Stockholders' Closing Certificate");

               (f) a Subscription Agreement, substantially in the form of Exhibit E, completed and executed by each Selling Stockholder;

               (g) a Release of Claims, substantially in the form of Exhibit H executed by Eric Loeb and Bronwen Loeb; and

               (h) such other documents as Netivation may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Net.Capitol or the Representing Stockholders,
(ii) evidencing the compliance by Net.Capitol or the Representing Stockholders

AGREEMENT AND PLAN OF MERGER - 26
with, or the performance by Net.Capitol or the Representing Stockholders of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 6 or (v) otherwise facilitating the consummation or performance of any of the Transactions.

          6.7 Fairness Hearing. Netivation shall have received a favorable outcome to a fairness hearing conducted pursuant to Section 3(a)(10) of the Securities Act, in reliance upon which Netivation intends to issue the Netivation Stock, or shall have taken all action necessary to qualify for another exemption from registration under applicable federal and state securities laws.

          6.8 Lock-Up Agreements. Each of the Selling Stockholders identified in Schedule 6.8A shall have delivered to Netivation a lock-up agreement, substantially in the form of Exhibit I1. Each of the Selling Stockholders identified in Schedule 6.8B shall have delivered to Netivation a lock-up agreement, substantially in the form of Exhibit I2.

          6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

          6.10 No Proceedings. No Person, except as provided in Schedule 2.13, shall have commenced or threatened to commence any Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Netivation of any material right pertaining to its ownership of stock of the Surviving Corporation.

          6.11 Securities Law Compliance. All applicable requirements of the federal and state securities laws shall have been satisfied.

          6.12 Dissenters Rights. No more than one percent (1%) of the outstanding shares of capital stock of Net.Capitol shall have exercised dissenters rights with respect to approval of the Transactions.

          6.13 Unaccredited Investors. The Subscription Agreements delivered pursuant to Sections 5.4 and 6.6 shall indicate that no more than 35 of the stockholders of Net.Capitol are "unaccredited investors," as defined by Rule 501 under the Securities Act.

          6.14 Proceedings and Documents. All corporate and other proceedings in connection with the Transactions and all documents and instruments incident to such Transactions shall be reasonably satisfactory in substance and form to Netivation.

AGREEMENT AND PLAN OF MERGER - 27

          6.15 Corporate Approvals. This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of Net.Capitol, Netivation, Merger Sub and the Representing Stockholders.

          6.16 Board Approval. The Board of Directors of Netivation shall have duly authorized and approved this Agreement and the consummation of the Transactions.

              SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS OF
                 NET.CAPITOL AND THE REPRESENTING STOCKHOLDERS

          The obligations of Net.Capitol and the Representing Stockholders to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived solely by Net.Capitol, in whole or in part, in accordance with Section 10.11):

          7.1 Accuracy of Representations. Each of the representations and warranties made by Netivation in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

          7.2 Performance of Covenants. Each covenant and obligation that Netivation and Merger Sub are required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

          7.3 Consents. All consents required to be obtained by Netivation in connection with the Transactions shall have been obtained and shall be in full force and effect.

          7.4 Agreements and Documents. Net.Capitol shall have received the following agreements and documents, each of which shall be in full force and effect:

               (a) the Escrow Agreement, substantially in the form of Exhibit G;

               (b) Employment and Noncompetition Agreements, substantially in the forms of Exhibits F1, F2 and F3, executed by each of Nick Macri, Mark Tobias and Oron Strauss;

               (c) a Tax Representation Letter executed by Netivation;

               (d) a certificate executed by Netivation containing the representation and warranty of Netivation that (i) each of the representations and

AGREEMENT AND PLAN OF MERGER - 28
warranties made by Netivation in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) the conditions set forth in this Section 7 have been duly satisfied; and

               (e) such other documents as Net.Capitol may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Netivation, (ii) evidencing the compliance by Netivation with, or the performance by Netivation of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal and state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 7 or (v) otherwise facilitating the consummation or performance of any of the Transactions.

          7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

          7.6 No Proceedings. No Person shall have commenced or threatened to commence any Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Netivation of any material right pertaining to its ownership of stock of the Surviving Corporation.

          7.7 Corporate Approvals. This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of the Net.Capitol, Netivation, Merger Sub and the Representing Stockholders.

          7.8 Fairness Hearing. Netivation shall have received a favorable outcome to a fairness hearing conducted pursuant to Section 3(a)(10) of the Securities Act, in reliance upon which Netivation intends to issue the Netivation Stock, or shall have taken all action necessary to qualify for another exemption from registration under applicable federal and state securities laws.

                            SECTION 8 - TERMINATION

          8.1 Termination Events. This Agreement may be terminated prior to the Closing:

               (a) by Netivation if (i) there is a material Breach of any covenant or obligation of Net.Capitol or any of the Representing Stockholders or
(ii) Netivation reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Netivation or Merger Sub to comply with or perform any covenant or obligation of Netivation or Merger Sub set forth in this Agreement);

AGREEMENT AND PLAN OF MERGER - 29

          (b) by the Agent (as defined in Section 10.1) or Net.Capitol if (i) there is a material Breach of any covenant or obligation of Netivation or (ii) the Agent reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of Net.Capitol or any of the Representing Stockholders to comply with or perform any covenant or obligation of Net.Capitol or the Representing Stockholders set forth in this Agreement);

          (c) by Netivation at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

          (d) by the Agent or Net.Capitol at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

          (e) by Netivation if the Closing has not taken place on or before December 31, 1999 (other than as a result of any failure on the part of Netivation or Merger Sub to comply with or perform any covenant or obligation of Netivation or Merger Sub set forth in this Agreement);

          (f) by the Agent or Net.Capitol if the Closing has not taken place on or before December 31, 1999 (other than as a result of the failure on the part of Net.Capitol or any of the Representing Stockholders to comply with or perform any covenant or obligation of Net.Capitol or the Representing Stockholders set forth in this Agreement); or

          (g) by the mutual consent of Netivation, the Agent and Net.Capitol.

     8.2 Termination Procedures. If Netivation wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Netivation shall deliver to the Agent and Net.Capitol a written notice stating that Netivation is terminating this Agreement and setting forth a brief description of the basis on which Netivation is terminating this Agreement. If the Agent or Net.Capitol wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Agent or Net.Capitol shall deliver to Netivation a written notice terminating this Agreement and setting forth a brief description of the basis on which this Agreement is terminated.

     8.3  Effect of Termination.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall automatically terminate; provided, however, that: (a) neither Net.Capitol nor the Representing Stockholders nor Netivation shall be relieved of any obligation or liability arising from any prior Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be

AGREEMENT AND PLAN OF MERGER - 30
subject to the provisions set forth in Section 9; (c) Net.Capitol and Netivation shall, in all events, remain bound by and continue to be subject to Section 5.5; and (d) Netivation shall reimburse Net.Capitol up to $10,000 for legal fees pursuant to Section 10.3 if this Agreement is terminated pursuant to Section 8.1(b), (d), (f) or (g).

                       SECTION 9 - INDEMNIFICATION, ETC.

     9.1  Survival of Representations, Warranties and Covenants.

          (a) The representations, warranties and covenants of each party pursuant to this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, (i) that fraud claims and claims under Section 2.14 shall survive for the statute of limitations applicable to claims based on such matters and (ii) that if, at any time prior to the first anniversary of the Closing Date, any Netivation Indemnitee seeking indemnification under this Section 9 (acting in good faith) delivers to the Agent a written notice alleging the existence of a Breach of any of the representations and warranties made by Net.Capitol or any of the Representing Stockholders or a Breach of any covenant contained herein (and setting forth in reasonable detail the basis for such Netivation Indemnitee's belief that such a Breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged Breach, then the claim asserted in such notice shall survive the first anniversary of the Closing Date until such time as such claim is fully and finally resolved.

          (b) The representations, warranties, covenants and obligations of Net.Capitol and the Representing Stockholders, and the rights and remedies that may be exercised by the Netivation Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Netivation Indemnitees or their Representatives.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Schedule of Exceptions or in any update to the Schedule of Exceptions shall be deemed to be a representation and warranty made in this Agreement.

AGREEMENT AND PLAN OF MERGER - 31

          9.2  Indemnification by the Representing Stockholders.

               (a) Subject to the provisions of this Section 9, the Representing Stockholders, jointly and severally, shall indemnify and hold harmless each of the Netivation Indemnitees from and against the amount of any Damages, subject to the limitations of Section 9.4, incurred by any of the Netivation Indemnitees directly or indirectly as a result of (i) any Breach of a representation or warranty of Net.Capitol or any of the Representing Stockholders contained in
Section 2 hereof or in any instrument delivered pursuant to this Agreement (each as modified by the Schedule of Exceptions delivered by Net.Capitol and the Representing Stockholders on the date of this Agreement and not as modified by any revisions to such Schedule of Exceptions after such date), (ii) any Breach of any covenant or obligation contained herein, (iii) any final determination of Net.Capitol's net tax liability for the fiscal year immediately prior to the Closing or (iv) any Breach of any representation or warranty made in the Representing Stockholders' Closing Certificate.

               (b) The Representing Stockholders acknowledge and agree that, if there is any Breach of any representation or warranty or other provision relating to Net.Capitol or Net.Capitol's business, condition, assets, Liabilities, operations, financial performance, net income or prospects (or any aspect or portion thereof), then Netivation itself shall be deemed, by virtue of its ownership of the capital stock of Net.Capitol, to have incurred Damages as result of such Breach or Liability.

          9.3 Contribution. Each Representing Stockholder waives and acknowledges and agrees that such Representing Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other Liability to which such Representing Stockholder may become subject under the Transactional Agreements or otherwise in connection with any of the Transactions.

          9.4 Ceiling; Limitation on Additional Damages. Net.Capitol and the Representing Stockholders shall have no liability nor be subject to any claim for Damages made by Netivation Indemnities pursuant to the provisions of Sections 9.2(a) or 9.5 unless and until the aggregate amount of Damages exceeds the sum of $100,000. After the aggregate amount of Damages exceeds the sum of $100,000, Net.Capitol and the Representing Stockholders shall be liable for his or its pro rata share of the amount of Damages exceeding the sum of $100,000. However, in no event may the Netivation Indemnitees recover an aggregate amount in excess of 90% of the value of the shares of Netivation Stock, received by the Representing Stockholders at the Effective Time of the Merger, and no Representing Stockholder will incur personal liability in excess of the dollar value of the shares that such Representing Stockholder received at the Effective Time of the Merger. The floor and ceiling provisions of this Section 9.4 shall not apply to

AGREEMENT AND PLAN OF MERGER - 32
claims for willful misconduct, fraud, bad faith or recklessness on the part of Net.Capitol or any Representing Stockholder.

          9.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Net.Capitol, against any other Netivation Indemnitee or any other Person) with respect to which any of the Representing Stockholders may become obligated to indemnify, hold harmless, compensate or reimburse any Netivation Indemnitee pursuant to this Section 9, Netivation shall have the right, at its election, to proceed with the defense of such claim or Proceeding on its own. If Netivation so proceeds with the defense of any such claim or Proceeding:

               (a) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by Netivation) shall be borne and paid exclusively by the Representing Stockholders;

               (b) the Representing Stockholders shall make available to Netivation any documents and materials in the possession or control of any of the Representing Stockholders that may be necessary to the defense of such claim or Proceeding; and

               (c) Netivation shall keep the Agent informed of all material developments and events relating to such claim or Proceeding.

          9.6 Indemnity Reserve. In order to secure Netivation's and each Netivation Indemnitee's rights of indemnity, the Representing Stockholders, on a pro rata basis, shall place 250,000 shares of Netivation Stock received by the Representing Stockholders in this Merger in escrow in accordance with the terms of the Escrow Agreement, substantially in the form attached hereto as Exhibit G.

          9.7 Exercise of Remedies by Netivation Indemnitees Other Than Netivation. No Netivation Indemnitee (other than Netivation or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Netivation (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

AGREEMENT AND PLAN OF MERGER - 33

                     SECTION 10 - MISCELLANEOUS PROVISIONS

     10.1 Representing Stockholders' Agent.

          (a) The Representing Stockholders hereby irrevocably nominate, constitute and appoint Oron Strauss as the agent and true and lawful attorney-in-fact of the Representing Stockholders (the "Agent"), with full power of substitution, to act in the name, place and stead of the Representing Stockholders for purposes of executing any documents and taking any actions that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any of the Transactional Agreements or any of the Transactions on behalf of the Representing Stockholders. Oron Strauss hereby accepts his appointment as Agent.

          (b) The Representing Stockholders hereby grant to the Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Representing Stockholders (in the name of any or all of the Representing Stockholders or otherwise) any and all documents that the Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Agent may, in his sole discretion, determine to be appropriate (including the Representing Stockholders' Closing Certificate and any amendment to or waiver of rights under any of the Transactional Agreements). Notwithstanding anything to the contrary contained in the Transactional Agreements:

              (i) Netivation shall be entitled to deal exclusively with the Agent, acting on behalf of the Representing Stockholders, on all matters relating to the Transactional Agreements and the respective Transactions (including all matters relating to any notice to, or any consent to be given or action to be taken by, any Representing Stockholder, including any matters set forth in Section 9); and

              (ii) each Netivation Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Representing Stockholder by the Agent, and on any other action taken or purported to be taken on behalf of any Representing Stockholder by the Agent, as fully binding upon such Representing Stockholder.

          (c) The Representing Stockholders recognize and intend that the power of attorney granted herein (i) is coupled with an interest and is irrevocable,
(ii) may be delegated by the Agent and (iii) shall survive the death or incapacity of each of the Representing Stockholders.

          (d) The Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, facsimile, telex or other document that is believed by him to be genuine and to have been telexed, telegraphed, faxed or

AGREEMENT AND PLAN OF MERGER - 34
cabled by any Representing Stockholder or to have been signed and presented by an Representing Stockholder.

              (e) If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, then the Representing Stockholders shall, within ten (10) days after such death or disability, appoint a successor agent and, immediately thereafter, shall notify Netivation of the identity of such successor. Any such successor shall succeed the Agent as Agent hereunder. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Representing Stockholders.

              (f) All expenses incurred by the Agent in connection with the performance of his duties as Agent shall be borne and paid by the Representing Stockholders.

         10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

         10.3 Fees and Expenses. Subject to Section 9, and except as provided in Section 8.3, Netivation and Net.Capitol shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of (i) the investigation and review conducted by Netivation and its Representatives with respect to Net.Capitol's business (and the furnishing of information to Netivation and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation and review of this Agreement (including the Schedule of Exceptions) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions and the obtaining of any consent required to be obtained in connection with any of such Transactions and (iv) the consummation of the Merger; provided that if the Merger is successfully completed or terminated pursuant to Section 8.1(b), (d), (f) or (g), Netivation shall reimburse Net.Capitol at Closing (or upon such termination as the case may be) up to $10,000 for legal fees Net.Capitol incurs in connection with the Transactions.

         10.4 Attorneys' Fees. If any action or Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

AGREEMENT AND PLAN OF MERGER - 35

                10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or overnight delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                if to Netivation:   Netivation.com, Inc.
                                    806 Clearwater Loop, Suite N
                                    Post Falls, ID  83854
                                    Attention:  Anthony J. Paquin, President and
                                    Chief Executive Officer
                                    Facsimile:  (208) 777-8904

                with a copy to:     Moffatt Thomas Barrett Rock & Fields, Chtd.
                                    101 S. Capitol Blvd., 10th Floor
                                    Boise, ID  83702
                                    Attention:  Mark A. Ellison
                                    Facsimile:  (208) 385-5384

                if to Net.Capitol,  Net.Capitol, Inc.
                the Agent or any    126 C Street, N.W.
                of the              Washington, D.C. 20001
                Representing        Attention: Oron Strauss
                Stockholders:       Facsimile: (202) 737-2283


                with a copy to:     Long Aldridge & Norman LLP
                                    303 Peachtree Street, N.E.
                                    Suite 5300
                                    Atlanta, GA 30308
                                    Attention: Leonard A. Silverstein
                                    Facsimile: (404) 527-4198

                Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied or by overnight courier, and three
(3) business days after the date of mailing, if mailed by certified mail, return receipt requested.

                10.6 Headings. The boldface headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

AGREEMENT AND PLAN OF MERGER - 36

          10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          10.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Idaho (without giving effect to principles of conflicts of laws).

          10.9   Successors and Assigns.  This Agreement shall be binding upon:
Net.Capitol and its successors and assigns (if any); the Representing Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Netivation and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: Net.Capitol; the Representing Stockholders; Netivation; Merger Sub; the Netivation Indemnitees; and the respective successors and assigns (if any) of the foregoing. Each party may freely assign any or all of its rights (but not its obligations) under this Agreement (including its indemnification rights under
Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

          10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any Breach or threatened Breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach.

          10.11  Waiver.

                 (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                 (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

AGREEMENT AND PLAN OF MERGER - 37

          10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

          10.13  Time of the Essence.  Time is of the essence of this Agreement.

          10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          10.15 Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

          10.16 Entire Agreement. This Agreement and the Schedules and other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

          10.17  Construction.

                 (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                 (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                 (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                 (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

AGREEMENT AND PLAN OF MERGER - 38

                 [Remainder of page intentionally left blank]

AGREEMENT AND PLAN OF MERGER - 39

          The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                              NETIVATION:

                              NETIVATION.COM, INC.,
                              a Delaware corporation

                              By /s/ Anthony J. Paquin
                                 ---------------------
                                 Anthony J. Paquin
                                 President and Chief Executive Officer


                              MERGER SUB:

                              NETIVATION.COM MERGER CORP.,
                              a Delaware corporation

                              By /s/ Anthony J. Paquin
                                 ---------------------
                                 Anthony J. Paquin
                                 President and Chief Executive Officer


                              NET.CAPITOL:

                              NET.CAPITOL, INC.,
                              a Delaware corporation

                              By /s/ Oron Strauss
                                 ----------------
                                 Oron Strauss
                                 President

AGREEMENT AND PLAN OF MERGER - 40

                                 REPRESENTING
STOCKHOLDERS:

/s/ Nicolas Macri                                     /s/ Eric Loeb
-----------------                                     -------------
Nicolas Macri                                         Eric Loeb

/s/ Phil Schmitz                                      /s/ Oron Strauss
----------------                                      ----------------
Phil Schmitz                                          Oron Strauss

/s/ Mark Tobias                                       /s/ Sherif Abushadi
---------------                                       -------------------
Mark Tobias                                           Sherif Abushadi

/s/ Komal Ahluwalia                                   /s/ Michael Bernard
-------------------                                   -------------------
Komal Ahluwalia                                       Michael Bernard

/s/ Dominique Fanizza                                 /s/ Arthur Frey
---------------------                                 ---------------
Dominique Fanizza                                     Arthur Frey

/s/ Brett Jackson                                     /s/ Akram Khan
-----------------                                     --------------
Brett Jackson                                         Akram Khan

/s/ Yusuf Khapra                                      /s/ Antonio Mastroianni
----------------                                      -----------------------
Yusuf Khapra                                          Antonio Mastroianni

/s/ Ken McInerney                                     /s/ Andrew Middleton
-----------------                                     --------------------
Ken McInerney                                         Andrew Middleton

/s/ Paul Phelan                                       /s/ Margaret Rosas
---------------                                       ------------------
Paul Phelan                                           Margaret Rosas

/s/ Jason Senich                                      /s/ Nathan Stone
----------------                                      ----------------
Jason Senich                                          Nathan Stone

/s/ Patrick Swords                                    /s/ Michael Tuteur
------------------                                    ------------------
Patrick Swords                                        Michael Tuteur

AGREEMENT AND PLAN OF MERGER - 41

                                 AGENT:


                                 By /s/ ORON STRAUSS
                                 -------------------
                                 ORON STRAUSS



SECRETARY'S CERTIFICATE

          I, Gary S. Paquin, Secretary of Netivation.com Merger Corp., hereby certify that this Agreement has been adopted pursuant to the first sentence of Title 8, Section 251(f) of the Delaware Corporations Laws, and that the conditions specified in that sentence have been satisfied.

/s/ Gary S. Paquin
--------------------------------
Gary S. Paquin, Secretary

AGREEMENT AND PLAN OF MERGER - 42